Exhibit 10.4
As Adopted
by the Board of Directors of
Pzena Investment Management, Inc.
on October 24, 2007
PZENA INVESTMENT MANAGEMENT, LLC
AMENDED AND RESTATED BONUS PLAN
Effective as of October 30, 2007

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PZENA INVESTMENT MANAGEMENT, LLC
AMENDED AND RESTATED BONUS PLAN
Effective as of October 30, 2007
1. Purpose
     Pzena Investment Management, LLC adopted the Pzena Investment Management, LLC Bonus Plan effective as of January 1, 2007, for bonus amounts earned in Fiscal Years beginning on or after January 1, 2007. Pzena Investment Management, LLC hereby adopts this Pzena Investment Management< LLC Amended and Restated Bonus Plan effective as of October 30, 2007. The purpose of the Plan is to enable the Company to attract, retain, motivate and reward highly qualified individuals to provide services to the Company by (1) providing for grants of bonus compensation to eligible employees and members of the Company; (2) providing that a portion of the bonus awards made to certain highly compensated individuals shall be deferred on a mandatory basis under the Plan and shall vest and become payable over a four-year period; and (3) permitting members of Pzena Investment Management, LLC to elect to receive a portion of their bonus compensation that is mandatorily deferred in the form of Restricted Share Units of the Company.
2. Nature of Plan
     The Plan is intended to be an unfunded bonus program of the Company in accordance with Department of Labor Regulations Section 2510.3-2(c). Any deferral of bonus compensation under this Plan is intended to be for a limited period of time only and for the purposes of encouraging a Participant’s continued Service with the Company, and the Plan is not intended to provide retirement income to Participants or to defer income by Participants to termination of covered employment and beyond. The Plan is intended to satisfy the requirements of Section 409A of the Code. The Plan shall be interpreted, operated and administered in a manner consistent with these intentions.
3. Definitions
     3.1. Account shall mean a bookkeeping account established and maintained by the Company for a Participant in accordance with Section 6 to which is credited all or a portion of the Participant’s Bonus Award for a Fiscal Year and to which are credited income, gains and losses in accordance with Section 6.3.
     3.2. Allocation Date shall have the meaning set forth in Section 4.2.
     3.3. Bonus Award shall mean an award of bonus or incentive compensation made by the Company to an Eligible Individual with respect to a Fiscal Year in accordance with Section 4.
     3.4. Cause shall have the meaning set forth in the Operating Agreement, provided that references to an “Employee Member” shall be replaced by references to a “Participant.”

     3.5. Client shall have the meaning set forth in the Operating Agreement, provided that references to an “Employee Member” shall be replaced by references to a “Participant.”
     3.6. Code shall mean the Internal Revenue Code of 1986, as amended from time to time.
     3.7. Committee means any committee of the board of directors of Pzena Investment Management, Inc., in its capacity as the Managing Member of the Company, that is delegated responsibility by such board of directors for the administration of the Plan, as provided in Section 7 of the Plan; provided, that such committee shall be comprised solely of directors of Pzena Investment Management, Inc. who are (a) “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases, (b) “outside directors” under Code Section 162(m) and (c) “independent directors” pursuant to New York Stock Exchange requirements. For any period during which no such committee is in existence, “Committee” shall mean the Managing Member and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Managing Member.
     3.8. Company shall mean Pzena Investment Management, LLC, a Delaware limited liability company, and its subsidiaries.
     3.9. Compensation shall mean the total remuneration paid by the Company to an Eligible Individual for services provided to the Company in respect of a Fiscal Year, including, without limitation, base salary, guaranteed minimum base payments, Bonus Awards, commissions, sick pay and short-term disability pay (to the extent paid from payroll), and amounts contributed by or on behalf of the Eligible Individual to any retirement plan or simplified employee plan of the Company. Notwithstanding the foregoing, an Eligible Individual’s Compensation shall exclude short-term disability pay not paid from payroll, long-term disability pay, severance pay, welfare and fringe benefits (whether or not includible in the Eligible Individual’s gross income), expense allowances and reimbursements (whether or not includible in the Eligible Individual’s gross income), awards or income under the Equity Incentive Plan (other than Restricted Share Units issued under the Equity Incentive Plan pursuant to the terms of this Plan), and, with respect to an Eligible Individual who is a member of the Company, the Eligible Individual’s distributive share, as a member, of the net income of the Company after payment of all compensation and other expenses of the Company. Notwithstanding the foregoing, an Eligible Individual’s Compensation shall not include any amount paid or payable from an Account to such Eligible Individual during a Fiscal Year.
     3.10. Confidential Information shall have the meaning set forth in the Operating Agreement.
     3.11. Distribution Equivalent shall mean a right, granted pursuant to the Equity Incentive Plan, to be paid an amount determined with respect to the distributions declared and paid with respect to outstanding Restricted Share Units.
     3.12. Eligible Individual shall have the meaning set forth in Section 4.1.

     3.13. Equity Incentive Plan shall mean the Pzena Investment Management, LLC 2006 Equity Incentive Plan, as it may be amended and in effect from time to time.
     3.14. FICA Amount shall have the meaning set forth in Section 11.3(b).
     3.15. Fiscal Year shall mean the fiscal year of Pzena Investment Management, LLC, which is the calendar year.
     3.16. Good Reason shall mean the occurrence of any of the following events without either (i) the Participant’s prior written consent; or (ii) full cure within 30 days after the Participant gives written notice to the Company describing the event in reasonable detail and requesting cure:
          (a) any material diminution in the Participant’s title, responsibilities or authority with the Company; or
          (b) any relocation of the Participant’s place of employment to a location that is more than 50 miles from both the Company’s principal office and the Participant’s then current principal residence.
     3.17. Investment Options shall have the meaning set forth in Section 6.2.
     3.18. Investment Advisory Services shall mean any services that involve (1) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds), (2) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds), or (3) otherwise acting as an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended (whether or not required to be registered under such act), and performing activities related or incidental thereto, provided that “Investment Advisory Services” shall exclude any service in respect of which no compensation or economic benefit is provided directly or indirectly to any Person in respect of such service.
     3.19. Managing Member shall have the meaning set forth in the Operating Agreement.
     3.20. Market Value shall have the same meaning as Fair Market Value set forth in the Equity Incentive Plan.
     3.21. Operating Agreement shall mean the Company’s Amended and Restated Operating Agreement, Further Amended and Restated as of October 30, 2007, as in effect from time to time.
     3.22. Participant shall mean a current or former employee or member of the Company for whom an Account is maintained pursuant to this Plan or who holds any Restricted Share Units pursuant to the Plan.
     3.23. Person shall mean any individual, partnership (whether general or limited), joint venture, corporation, limited liability company, trust, incorporated organization, or governmental or regulatory authority or other entity.

     3.24. Plan shall mean this Pzena Investment Management, LLC Amended and Restated Bonus Plan, as it may be amended and in effect from time to time.
     3.25. Restricted Amount shall have the meaning set forth in Section 5.2.
     3.26. Restricted Share Units shall mean a right granted to a Participant under Section 6.4 of the Equity Incentive Plan to receive Units or cash at the end of a specified period.
     3.27. Restriction Period shall have the meaning set forth in the Equity Incentive Plan.
     3.28. Separation from Service shall mean a Participant’s “separation from service,” as defined in Section 409A of the Code and applicable guidance thereunder, from the Company.
     3.29. Service means employment with the Company, or the provision of services to the Company as a member.
     3.30. Unit shall mean a “Class B Unit” in Pzena Investment Management, LLC, as defined in the Operating Agreement.
     3.31. Valuation Date shall have the meaning set forth in Section 6.3.
     3.32. Vesting Date shall mean each date upon which a portion of a Participant’s Account vests and/or upon which the Restriction Period ends with respect to all or a portion of a Participant’s Restricted Share Units, in accordance with Section 5.6(a).
4. Bonus Awards
     4.1. Grant of Bonus Awards. No later than the last day of a Fiscal Year, the Committee shall designate, from among the employees and members of the Company who provide personal services to the Company, those individuals eligible for a Bonus Award for such Fiscal Year (each, an “Eligible Individual”) and shall determine and specify for each Eligible Individual the amount of the Bonus Award that shall be awarded to such Eligible Individual for such Fiscal Year. In designating the Eligible Individuals for a Fiscal Year and in determining the amount of the Bonus Awards to be granted, the Committee shall take into account any subjective or objective factors that it may in its sole discretion deem relevant, including, without limitation, the performance of the Company, the Eligible Individual or the business unit within the Company to which the Eligible Individual provides services. The Committee may designate as an Eligible Individual an employee or member of the Company who terminates his association with the Company during a Fiscal Year.
     4.2. Time of Payment. Unless deferred under Section 5, a Bonus Award shall be paid to the Participant in one lump sum in cash in the calendar year following the Fiscal Year in which it was earned, but no later than the March 15th of such calendar year (the “Allocation Date”).

5. Mandatory Deferral of Restricted Amounts
     5.1. Application of Section to Eligible Individuals. The provisions of this Section 5 shall apply to each Eligible Individual who is allocated a Bonus Award for a Fiscal Year and whose Compensation for such Fiscal Year (including such Bonus Award) exceeds $600,000.
     5.2. Restricted Amount. An Eligible Individual’s “Restricted Amount” is that portion of the Eligible Individual’s Bonus Award (but no more than 100% of such Bonus Award) for such Fiscal Year which is equal to:
          (a) twenty-five percent (25%) of the amount of the Eligible Individual’s Compensation for the Fiscal Year that exceeds $600,000; plus
          (b) an additional fifteen percent (15%) of the amount of the Eligible Individual’s Compensation for the Fiscal Year that exceeds $1,200,000.
     5.3. Member Participants. Each Eligible Individual who is a member of Pzena Investment Management, LLC and who is or may be entitled to receive a Bonus Award for a Fiscal Year may elect, in accordance with procedures prescribed by the Committee, to have any Restricted Amount of such Bonus Award credited to an Account in his name in accordance with Section 6.1, to receive the Restricted Amount in the form of Restricted Share Units in accordance with Section 5.5, or in a combination of the two. In the absence of an election, the entire Restricted Amount shall be credited to an Account in the name of the Eligible Individual in accordance with Section 6.1.
     5.4. Other Participants. Each Eligible Individual who is an employee or member of the Company, who is not a member of Pzena Investment Management, LLC and who is entitled to receive a Restricted Amount in any Fiscal Year shall have the entire Restricted Amount credited to an Account in his name in accordance with Section 6.1.
     5.5. Restricted Share Units.
          (a) If an Eligible Individual who is a member of Pzena Investment Management, LLC elects to receive all or a portion of his Restricted Amount in the form of Restricted Share Units, the Restricted Share Units shall be issued under and in accordance with the terms of the Equity Incentive Plan and Section 5.6 below and subject to any restrictions thereof. In addition, the Committee may, no later than the last date on which an Eligible Individual may make an election to receive all or a portion of his Restricted Amount in Restricted Share Units, reject such election in its sole discretion, in which event the portion of such Restricted Amount that is rejected shall be credited to an Account in the name of the Eligible Individual in accordance with Section 6.1.
          (b) An Eligible Individual who is a member of Pzena Investment Management, LLC shall receive, effective as of the last day of the Fiscal Year to which a Restricted Amount relates, the number of Restricted Share Units whose Market Value, determined as of the last business day of the Fiscal Year to which the Restricted Amount relates, equals the portion of the Restricted Amount to be provided in the form of Restricted Share Units pursuant to Sections 5.3 and 5.5(a); provided, however, that fractional Restricted

Share Units shall not be issued and any excess amount shall be credited to an Account in the name of the Eligible Individual in accordance with Section 6.1. Such Restricted Share Units shall be subject to a Restriction Period that reflects the vesting provisions set forth in Section 5.6.
          (c) In addition, in the sole discretion of the Committee, a Participant may be entitled to be credited with Distribution Equivalents with respect to Restricted Share Units, calculated as follows: on each date that a cash distribution is paid by the Company while the Restricted Share Units are outstanding, a Participant’s Account shall be credited with an amount of cash equal to the aggregate dollar amount of the cash distribution that would have been paid on the Restricted Share Units had the Restricted Share Units been issued as Units. The Account credited under this Section shall be subject to the same terms and conditions applicable to the Restricted Share Units originally awarded hereunder, including, without limitation, provisions related to vesting and payment. Notwithstanding the foregoing, in lieu of the Account credit described herein, a Participant may, in the sole discretion of the Committee and to the extent the Committee credits such Participant with Distribution Equivalents, be credited with an additional number of Restricted Share Units equal to the number of whole Units (valued at Fair Market Value (as defined in the Equity Incentive Plan) on such date) that could be purchased on such date with the aggregate dollar amount of the cash distribution that would have been paid on the Restricted Share Units had the Restricted Share Units been issued as Units. The additional Restricted Share Units credited under this Section shall be subject to the same terms and conditions applicable to the Restricted Share Units originally awarded hereunder, including, without limitation, for purposes of vesting and crediting of additional Distribution Equivalents.
     5.6. Vesting.
          (a) A Participant shall become vested in his Account, and the Restriction Period applicable to his Restricted Share Units shall lapse, in accordance with the following schedule, provided that the Participant continues in Service with the Company or satisfies the provisions of paragraph (c) through to the applicable Vesting Date:

Vesting Date
(Time Elapsed Since Last Day
of Fiscal Year For Which Bonus Earned)	Percentage Vesting on Vesting Date

1 year	25%
2 years	50%
3 years	75%
4 years	100%
          (b) A Participant shall also become fully vested in his Account and the Restriction Period applicable to his Restricted Share Units shall lapse if he dies while in

Service with the Company, his Service is terminated by the Company without Cause or he voluntarily terminates his Service with Good Reason.
          (c) A Participant who voluntarily terminates his Service with the Company and who has, as of the time of such termination, provided Services to the Company for a continuous period of no less than ten years, shall continue to vest in his Account and in any Restricted Share Units for which the Restriction Period has not lapsed in accordance with the vesting schedule set forth in paragraph (a) above provided that he does not, on or before an applicable Vesting Date:
          (1) directly or indirectly, whether as an officer, director, owner, partner, investor, member, adviser, representative, consultant, agent, employee, co-venturer or otherwise, provide Investment Advisory Services, except in the performance of his duties with the Company, or engage, or assist others to engage, in whole or in part, in any business in competition with the business of the Company;
          (2) directly or indirectly (other than in the course of performing his duties to the Company) (i) solicit the hiring of or hire any employee of the Company or any Person who, within the prior six months, had been an employee of the Company, assist in, or encourage such hiring by any Person or encourage any such employee to terminate or alter his relationship with the Company; (ii) in competition with the Company, solicit, seek, induce, pursue in any way, or accept a business relationship of any kind with, any Person who is a Client of the Company, including by way of indirect or sub-advisory arrangements (such obligation to include the duty of the Participant to decline any such offered business activity even if unsolicited); (iii) otherwise solicit, encourage or induce any Client to terminate or reduce its business or relationship with the Company; or (iv) otherwise take any action or have any communication with any Person the purpose of which is, or the reasonably likely effect of which could be, to cause any such Client to terminate, alter, reduce, modify or restrict in any way its relationship or business with the Company; or
          (3) except as required by law or on the written request or with the written consent of the Company, disclose any Confidential Information, directly or indirectly, or use it in any way.
          (d) Except as provided in paragraphs (b) and (c), a Participant who terminates his Service with the Company for any reason shall forfeit the unvested portions of his Accounts and any Restricted Share Units for which the Restriction Period has not lapsed. Notwithstanding the foregoing, any termination of a Participant’s employment (1) by reason of the Company’s waiver of any termination notice period given by a Participant or (2) by the Company after such Participant has given notice of voluntary termination will, in either case, be deemed a voluntary termination as of the date of the Participant’s actual termination of employment.

6. Accounts
     6.1. Establishment of Accounts. The Company shall establish and maintain an account (an “Account”) for each Eligible Individual who is entitled to receive a Restricted Amount in any Fiscal Year, provided that an Account shall only be established for an Eligible Individual who is a member of Pzena Investment Management, LLC if he does not receive all of his Restricted Amount for the Fiscal Year in the form of Restricted Share Units. A separate Account shall be established for each such Participant for each Fiscal Year. A Participant’s Account shall be credited with an initial amount equal to the Restricted Amount for such Fiscal Year (or, in the case of a Participant who is a member of Pzena Investment Management, LLC, that part of the Restricted Amount that is not received in the form of Restricted Share Units) effective as of the applicable Allocation Date.
     6.2. Investment of Accounts. The Committee may from time to time designate investment options in which a Participant’s Accounts may be notionally invested (the “Investment Options”), which may include, without limitation, funds or groups of funds to which the Company acts as investment adviser or sub-adviser and designated stock or bond indices. Upon or prior to the establishment of an Account and in accordance with procedures established by the Committee, a Participant shall specify how such Account is to be notionally invested among the Investment Options. At such intervals and in accordance with such procedures as the Committee may prescribe, a Participant may reallocate the notional investment of his Accounts among the available Investment Options. Nothing in this Plan, however, will require the Company to invest any amounts in such Investment Options or otherwise.
     6.3. Allocation of Income and Losses. As of the last day of each month or such other dates as the Committee shall determine (each, a “Valuation Date”), income, gains and losses shall be credited or debited, as appropriate, to a Participant’s Account as if the Account balance had been invested in the Investment Options in which it is notionally invested.
     6.4. Payments from Accounts and Settlement of Restricted Share Units.
          (a) Within 30 days following each Vesting Date, that portion of the Participant’s Account (including the portion of such Account attributable to a Distribution Equivalent) that vested on that Vesting Date shall be paid to the Participant in a single lump sum in cash. Such payments shall be apportioned pari passu among the Investment Options of the Account. Within 30 days following each Vesting Date, that portion of the Participant’s Restricted Share Units that vested on that Vesting Date shall be paid to the Participant in the form of Units; provided, however, that fractional Units shall not be issued and any excess amount shall be paid to the Participant in a single lump sum in cash.
          (b) Notwithstanding anything herein to the contrary, if a Participant dies while in Service with the Company or while continuing to vest in his Account after his termination of Service in accordance with Section 5.6(c), if a Participant’s Service is terminated by the Company without Cause, or if a Participant voluntarily terminates his Service with Good Reason, all unpaid amounts in his Accounts shall be paid to the Participant, or to the Participant’s estate, as applicable, in a lump sum in cash within 60 days of the Participant’s date of death or Separation from Service, as applicable.

7. Administration
     7.1. Power and Authority of the Committee. The Plan shall be administered by the Committee, which shall have the full discretionary power and authority to:
          (a) select Eligible Individuals from the Company’s employees and members;
          (b) determine the amount of any Bonus Award;
          (c) prescribe, amend and rescind rules and procedures relating to the Plan;
          (d) determine all questions arising in connection with the administration, interpretation and application of the Plan;
          (e) correct defects, supply information, or reconcile inconsistencies in any manner and to whatever extent is deemed necessary or advisable to carry out the purposes of this Plan;
          (f) select the Investment Options available under the Plan;
          (g) determine the amount of income, gains and losses to be credited to Accounts;
          (h) compute and certify the amount and the kind of benefits to which any Participant may be entitled;
          (i) adjudicate, in good faith, all claims by Participants or any other persons for benefits under the Plan;
          (j) authorize and direct payments to Participants from their Accounts;
          (k) maintain all necessary records for the administration of the Plan;
          (l) assist any Participant regarding his rights, benefits, or elections available under the Plan;
          (m) employ such legal counsel, auditors and consultants as it deems desirable for the administration of the Plan and rely upon any opinion or computation received therefrom;
          (n) designate persons other than members of the Committee to carry out its responsibilities; and
          (o) make all other determinations and take all other actions as may be necessary, appropriate or advisable for the administration of the Plan.
     7.2. Determinations of Committee Final and Binding. All determinations and interpretations by the Committee in carrying out and administering the Plan shall be made in the

Committee’s sole discretion and shall be final, conclusive and binding for all purposes and upon all persons.
     7.3. Indemnification of Committee. The Company agrees to indemnify and hold harmless each individual person who serves as a member of the Committee to the fullest extent permitted by law for all acts done in good faith and without gross negligence including defense of all litigation, including legal fees. The Company may purchase insurance to further protect each member of the Committee.
8. Amendment and Termination
     Pzena Investment Management, LLC may amend, suspend or terminate this Plan at any time in writing, and each such amendment, suspension or termination shall be binding upon its subsidiaries, all Participants and all other persons. Notwithstanding the foregoing, no amendment or termination of this Plan shall adversely affect any then existing deferred amounts in any Account or any rights with respect to such amounts under this Plan; provided, however, that, upon termination of the Plan, the Company may accelerate the time of payment of all or any part of the Accounts in accordance with the requirements of Section 409A of the Code and the guidance thereunder.
9. Unfunded Status of Accounts
     The Accounts established under this Plan shall be unfunded. The right of any Participant to receive future payments from any Account shall be an unsecured claim against the general assets of the Company, and no Participant or any other person shall have any interest in any specific asset or assets of the Company by reason of any Account hereunder, nor any rights to receive distribution of any of the Accounts except as and to the extent expressly provided hereunder. With respect to the payment of amounts held under the Accounts, the Participants have the status of unsecured general creditors of the Company. The Company shall not be required to purchase, hold or dispose of any investments pursuant to this Plan; however, if in order to cover its obligations hereunder the Company elects to purchase any investments, the same shall continue for all purposes to be a part of the general assets and property of the Company, subject to the claims of its general creditors and shall not be deemed to create a trust, and no person other than the Company shall by virtue of the provisions of this Plan have any interest in such assets other than an interest as a general creditor.
10. Effective Date
     This Plan shall be effective January 1, 2007 and shall apply to Bonus Awards earned in Fiscal Years beginning on and after January 1, 2007.
11. Miscellaneous
     11.1. Assignability. No right or interest of a Participant under this Plan to any amounts in a Participant’s Account or to any Bonus Award shall be subject to alienation, assignment, transfer, pledge or encumbrance of any kind; provided, however, that nothing in this Section 11.1 shall prevent transfer by will or by the applicable laws of descent and distribution. No loans will be issued by the Plan against a Participant’s Account.

     11.2. No Guarantee of Employment. The Plan shall not be construed to give any Participant the right to be retained in the employment of the Company or to interfere with the right of the Company to terminate the employment of any person at any time.
     11.3. Taxation of Accounts and Compliance with Section 409A of the Code.
          (a) This Plan is established with the intention that no portion of a Participant’s Accounts will be treated as income to the Participant under the Code until the Participant actually receives the deferred amounts. To the extent applicable:
          (1) at all times, this Plan shall be operated in accordance with the requirements of Section 409A of the Code;
          (2) any action that may be taken (and, to the extent possible, any action actually taken) by the Company or a Participant shall not be taken (or shall be void and without effect) if such action is not in accordance with the requirements of Section 409A of the Code;
          (3) any provision in this Plan that is determined to violate the requirements of Section 409A of the Code shall be void and without effect; and
          (4) any provision that is required by Section 409A of the Code to appear in this Plan in order to comply with the requirements of Section 409A of the Code that is not expressly set forth shall be deemed to be set forth herein, and this Plan shall be administered in all respects as if such provision were expressly set forth.
          (b) Notwithstanding anything in the Plan to the contrary, upon a determination under the Plan as to the imposition of Federal Insurance Contributions Act tax (the “FICA Amount”) under Sections 3101, 3121(a) or 3121(v)(2) of the Code with respect to all or any portion of an Account in the name of any Participant, the Committee may in its discretion pay to the participant an amount not in excess of the FICA Amount and the income tax withholding pursuant to Section 3401 of the Code and applicable state, local or foreign tax laws as a result of the payment of the FICA Amount.
          (c) Notwithstanding anything in the Plan to the contrary, upon a determination under the Plan that any deferral arrangement with respect to any Account in the name of a Participant fails to meet the requirements of Section 409A of the Code and applicable guidance thereunder, the Committee may in its discretion pay to the Participant an amount not in excess of that portion of the Participant’s Account that is required to be included in the income of the Participant as a result of such failure.
     11.4. Withholding. Any payment or other distribution of benefits under the Plan may be reduced by any amount (including employment taxes) required to be withheld by the Company under any applicable law, rule, regulation, order or other requirement of any governmental authority. In addition, the Company has full authority to withhold any taxes (including employment taxes) applicable to amounts deferred hereunder from other compensation owing to any Participant that is not being deferred hereunder. If a Participant becomes entitled to a distribution under the Plan, and if at such time such Participant has outstanding any debt, obligation or other liability representing an amount owing to the Company, then the Company may offset such amount against the amount of benefits otherwise distributable to the Participant under this Plan to the extent permitted by applicable law.
     11.5. Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of the State of New York.
     11.6. Gender and Number. Where the context admits, words in the masculine gender shall include the feminine and the neuter genders, the singular shall include the plural, and the plural shall include the singular.
     11.7. Headings. The headings of Sections are included solely for convenience of reference and are not intended in any way to modify or otherwise to affect the text of the Plan.